EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 19, 2022 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.150335 per unit, payable on January 17, 2023, to unitholders of record on December 30, 2022. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	14,000	101,000	$84.61	$10.44

Prior Month Distribution	12,000	93,000	$85.47	$10.74

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that $214,000 of excess costs were recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $1.8 million, including accrued interest of $644,000.

XTO Energy has advised the Trustee that $6,000 of excess costs were recovered on properties underlying the Oklahoma Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests after the current month’s distribution total $0.7 million, including accrued interest of $6,000.

New Trustee

On October 13, 2022, upon request of the Trustee and a unitholder of the Trust, the District Court of Tarrant County, Texas, 153rd Judicial District approved an order modifying the Trust indenture so that Argent Trust Company would quality as successor trustee. The effective date of the Trustee’s resignation and appointment of Argent Trust Company as successor trustee is anticipated to be December 30, 2022, subject to satisfaction or waiver of the conditions set forth in the Trustee’s notice of resignation and the Trust’s definitive proxy statement.

For more information on the Trust, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839